Exhibit 5.1

March 22, 2010

Board of Directors
GMAC Inc.
200 Renaissance Center
P.O. Box 200
Detroit, Michigan 48265·2000

Ladies and Gentlemen:

     I am the Chief Counsel, Capital Markets/Treasury of GMAC Inc., a Delaware corporation (the "Company"). I refer to the Registration Statement on Form S-3 (the "Registration Statement") by the Company relating to 1,021,764 shares of the Company's Fixed Rate Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"). The Series A Preferred Stock is being registered for resale on behalf of certain securityholders.

     The shares of Series A Preferred Stock were originally issued to General Motors Corporation on November 22, 2006, and to GM Preferred Finance Co. Holdings Inc. (currently GM Preferred Finance Co. Holdings LLC) on November 30, 2006, in the form of preferred membership interests. On June 30, 2009, in connection with the Company's conversion from a limited liability company to a corporation, each of the preferred membership interests held by GM Preferred Finance Co. Holdings LLC was converted into a share of Series A Preferred Stock. The Registration Statement is being filed pursuant to a registration rights agreement, dated June 30, 2009, between the Company and GM Preferred Finance Co Holdings LLC (the "Agreement").

     All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     In rendering the opinions set forth herein, I have examined, or have caused persons under my supervision to examine, the following: (i) the Company's Amended and Restated Limited Liability Company Operating Agreement, dated as of November 30, 2006, as amended through June 30, 2009 (the "LLC Agreement"); (ii) the Company's Certificate of Incorporation, dated as of June 30, 2009, as amended on December 30, 2009 (the "Certificate of Incorporation"); (iii) the Company's Bylaws, dated as of June 30, 2009, as amended on December 30, 2009 (the "Bylaws"); (iv) the Company's Board of Managers resolutions, dated June 30, 2009, relating to the authorization of the Company's conversion to a corporation; (v) the Company's certificate of conversion from a limited liability company to a corporation, dated June 30, 2009; and (vi) the Company's Board of Directors resolutions, dated March 31, 2006, authorizing the issuance and sale of the preferred membership interests. I, or other members of my staff, have also made such other examination and inquiries as I have deemed appropriate for the purpose of rendering this opinion.

I have relied upon the originals, or copies authenticated to my satisfaction, of such company records, certificates of public officials, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     I have relied solely upon certificates of, and information provided by officers and employees of the Company, reasonably believed by me to be appropriate sources of information, as to the accuracy of certain factual matters relevant to the opinion, in each case without independent verification thereof or other investigation; provided, I have no knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For the purposes hereof, the term "knowledge" means the conscious awareness by me of facts or other information after making inquiries of other members of my staff who are directly involved in the subject transaction but without any other investigation.

     I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provisions contained in any agreement, or as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of those provisions may be limited by applicable federal securities laws or principles of public policy. I have relied, without investigation, upon the following assumptions: (i) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (ii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (iii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States (the "Opining Jurisdictions") are publicly available to lawyers practicing in Maryland; (iv) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (v) documents reviewed by me (other than the Agreement and any other documents relating to the issuance and sale of the Series A Preferred Stock) would be enforced as written; (vi) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Agreement, the Certificate of Incorporation or the Bylaws that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (vii) the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent performance of the Agreement; (viii) all parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreement; and (ix) all documents have been duly authorized, executed and delivered by each party thereto other than the Company.

     The opinions herein expressed are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering my opinion, I do not undertake to advise you with respect to any other matter or of any change in such documents, facts, and laws or in the interpretation hereof which may occur after the date hereof.

     The opinions expressed do not address any of the following legal issues: (i) state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) margin regulations of the Board of Governors of the Federal Reserve System; (iii) Federal and state tax laws and regulations; (iv) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (v) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance laws, moratorium or other similar law affecting the enforcement of creditors' rights generally; (vi) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law); (vii) an implied covenant of good faith and fair dealing; and (viii) public policy considerations which may limit the rights of parties to obtain certain remedies.

     Based upon the foregoing, I am of the opinion that the shares of Series A Preferred Stock have been duly and validly authorized, are duly and validly issued, and are fully paid and non-assessable.

     I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and the reference to my name under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. I assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

     The opinions set forth herein are limited to matters of Delaware and federal law, where appropriate, in effect on the date hereof. It is understood that this opinion is to be used only in connection with the offer and sale of the Series A Preferred Stock while the Registration Statement is in effect.

Very truly yours,

/s/ Hu A. Benton
Hu A. Benton
Chief Counsel
Capital Markets/Treasury